EXHIBIT 99.1

Huttig Building Products, Inc. Announces Fourth Quarter and Full Year 2018 Results

Fourth Quarter and Full Year 2018 Highlights:

  Net sales of $196.2 million and $839.6 million, respectively
  Sales growth of 9.5% and 11.5%, respectively
  Net loss of $7.3 million and $6.4 million, respectively
  Net reduction in debt of $30.1 million in the fourth quarter of 2018

ST. LOUIS, March 04, 2019 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2018.

“I am pleased that we continue to achieve significant sales growth above that of the residential construction market in the fourth quarter, and for the full year,” said Jon Vrabely, Huttig’s President and CEO.  “Our fourth quarter sales growth of 9.5%, and full year growth of 11.5%, further supports the validity of our organic growth strategy.  Despite our strong sales growth, we have yet to be successful in leveraging our growth into incremental profitability.  Accordingly, we recently completed actions to adjust our cost structure which we believe will enable us to achieve this objective in 2019.”

SUMMARY RESULTS FOR FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2018
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2018		2017
Net sales	$196.2	100.0%	$179.2	100.0%
Gross margin	38.1	19.4%	36.8	20.5%
Operating expenses	44.2	22.5%	42.4	23.7%
Gain on disposal of assets	(0.1)	0.0%	-	0.0%
Operating loss	(6.0)	-3.1%	(5.6)	-3.1%
Net loss from continuing operations	(6.9)	-3.5%	(8.9)	-5.0%
Net loss	(7.3)	-3.7%	(9.8)	-5.5%
Net loss from continuing operations per share - basic and diluted	(0.27)		(0.36)
Net loss per share - basic and diluted	(0.29)		(0.39)

	Twelve Months Ended December 31,
	2018		2017
Net sales	$839.6	100.0%	$753.2	100.0%
Gross margin	166.5	19.8%	155.8	20.7%
Operating expenses	167.5	19.9%	155.7	20.7%
Gain on disposal of assets	(0.1)	-0.1%	-	0.0%
Operating income (loss)	(0.9)	-0.1%	0.1	0.0%
Net loss from continuing operations	(6.0)	-0.7%	(6.2)	-0.8%
Net loss	(6.4)	-0.8%	(7.1)	-0.9%
Net loss from continuing operations per share - basic and diluted	(0.24)		(0.25)
Net loss per share - basic and diluted	(0.26)		(0.29)

Results of Operations

Fourth Quarter 2018 Compared to Fourth Quarter 2017

Net sales from continuing operations were $196.2 million in the fourth quarter of 2018, an increase of $17.0 million, or approximately 9.5%, compared to $179.2 million in the fourth quarter of 2017. The increase was primarily due to sales growth in our Huttig-Grip product line and higher levels of construction activity.

Net sales in our major product categories changed as follows in the fourth quarter 2018 from the fourth quarter 2017: millwork sales increased 4.9% to $97.1 million, building product sales increased 20.3% to $83.5 million, primarily due to sales growth of the Huttig-Grip product line as well as increased construction activity, and wood product sales decreased 9.3% to $15.6 million primarily to market variability.  Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 3.5% to $38.1 million the fourth quarter 2018 compared to $36.8 million in the fourth quarter 2017.  Gross margin as a percentage of net sales declined to 19.4% in the fourth quarter 2018 from 20.5% in the fourth quarter 2017 due to a higher proportionate increase in direct sales volume as well as the higher proportional increase in building product sales compared to the growth of other, higher margin product categories.

Operating expenses increased $1.8 million or 4.2% to $44.2 million, or 22.5% of net sales, in the fourth quarter 2018, compared to $42.4 million, or 23.7% of net sales, in the fourth quarter 2017.  The increase in operating expenses was mainly attributable to an increase in non-personnel costs.  Non-personnel expenses increased approximately $1.7 million, primarily as a result of higher fuel prices, increased contract hauling costs, and higher facility costs.  As a percentage of sales, operating expenses decreased to 22.5% in the fourth quarter 2018 compared to 23.7% in in the fourth quarter 2017.

Net interest expense was $1.9 million in the fourth quarter 2018 compared to $0.9 million in the fourth quarter 2017.  The increase was due to higher average outstanding debt and higher borrowing rates during the fourth quarter 2018 versus the fourth quarter 2017.

An income tax benefit from continuing operations of $1.0 million was recognized during the fourth quarter 2018 compared to an income tax provision of $2.4 million during the fourth quarter 2017.  Income tax expense in the fourth quarter of 2017 was driven by the impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which required us to adjust deferred tax assets and liabilities during that quarter.

As a result of the foregoing factors, we reported a net loss from continuing operations of $6.9 million in the fourth quarter 2018 compared to net loss from continuing operations of $8.9 million in the fourth quarter 2017.

Adjusted EBITDA was $(4.1) million for the fourth quarter of 2018 compared to $(3.1) million for the fourth quarter of 2017.

Fiscal 2018 Compared to Fiscal 2017

Net sales from continuing operations were $839.6 million in 2018, an increase of $86.4 million, or approximately 11.5%, compared to $753.2 million in 2017.  The increase was primarily due to sales growth in our Huttig-Grip product line and higher levels of construction activity.

Net sales in our major product categories changed as follows in 2018 from 2017: millwork sales increased 5.0% to $400.6 million, building product sales increased 22.2% to $365.4 million, primarily due to sales growth of the Huttig-Grip product line as well as increased construction activity, and wood products increased 1.1% to $73.6 million.  Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 6.9% to $166.5 million in 2018 as compared to $155.8 million in 2017.  The increase in gross margin was due to higher overall sales volumes.  Gross margin as a percent of net sales declined to 19.8% in 2018 compared to 20.7% in 2017 due to a higher proportionate increase in direct sales volumes as well as the higher proportional increase in building product sales compared to the growth of other, higher margin product categories.

Operating expenses increased $11.8 million, or 7.6%, to $167.5 million, or 19.9% of net sales, in 2018, compared to $155.7 million, or 20.7% of net sales, in 2017.  The increase in operating expenses was partially attributable to an increase in personnel costs.  Personnel costs increased approximately $4.8 million, primarily as a result of wage increases and increased variable compensation.  Non-personnel expenses increased approximately $7.0 million, primarily as a result of higher fuel prices, increased contract hauling costs, higher facility costs, and expenses associated with prior litigation and settlement.  Operating expenses include charges of $3.5 million and $3.1 million in 2018 and 2017, respectively, related to settled litigation.  Excluding these expenses, operating expenses would have been approximately 19.5% and 20.3% of sales for the year ended December 31, 2018 and 2017, respectively.

Net interest expense was $6.5 million in 2018 compared to $3.1 million in 2017.  The increase was due to higher average outstanding debt and higher borrowing rates in 2018 versus 2017.

An income tax benefit from continuing operations of $1.4 million was recognized for the year ended December 31, 2018 compared to an income tax provision $3.2 million for the year ended December 31, 2017.  The income tax expense in 2017 was driven by the impact of the Tax Act.  The Company recognized $4.5 million in tax expense related to the net change in our deferred tax assets and liabilities as a result of the Tax Act’s reduction of the U.S. Federal tax rate from 35% to 21%.  Although the lower U.S. corporate income tax rate was effective January 1, 2018 our deferred tax assets and liabilities were adjusted in 2017 when the new tax law was enacted.  Excluding the impact of this adjustment, as well as other immaterial tax adjustments, the Company would have recognized a tax benefit of approximately $1.3 million in 2017.

As a result of the foregoing factors, we reported a net loss from continuing operations of $6.0 million in 2018 as compared to $6.2 million in 2017.

Adjusted EBITDA was $10.2 million in 2018 and 2017.

Balance Sheet

Total available liquidity was $32.3 million as of December 31, 2018, as compared to $51.7 million at December 31, 2017.  At December 31, 2018, total available liquidity included $0.8 million of cash plus $31.5 million of availability under our credit facility, while at December 31, 2017, total available liquidity included $0.3 million of cash plus $51.4 million of availability under our credit facility.  At February 28, 2019, total available liquidity was $50.4 million, which included $0.6 million of cash plus $49.8 million of availability under our credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, March 5, 2019 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 3396972.

About Huttig

Huttig, currently in its 135th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, management of cost structure, enhanced competitive posture, no material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to: the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average total housing starts from 1959 to 2018 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; the success of our growth initiatives; expansion of the Huttig-Grip product line; uncertainties resulting from changes to United States and foreign laws, regulations and policies including the federal Tax Cuts and Jobs Act of 2017; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; competition with existing or new industry participants; goodwill impairment;  the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings; the integration of any business we acquire and the liabilities of such businesses; and those factors set forth under Part I, Item 1A – “Risk Factors.” These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement.  Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income (loss) with non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, depreciation and amortization and other special significant items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(7.3)	$(9.8)	$(6.4)	$(7.1)
Net loss from discontinued operations, net of taxes	0.4	0.9	0.4	0.9
Interest expense, net	1.9	0.9	6.5	3.1
Provision for income taxes	(1.0)	2.4	(1.4)	3.2
Depreciation and amortization	1.4	1.3	5.4	4.9
Stock compensation expense	0.5	0.6	2.3	2.2
Gain on disposal of assets	(0.1)	-	(0.1)	-
Other Expenses[1]	0.1	0.6	3.5	3.0
Adjusted EBITDA	$(4.1)	$(3.1)	$10.2	$10.2

[1] Primarily expenses associated with litigation and settlement of litigation.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$196.2	$179.2	$839.6	$753.2
Cost of sales	158.1	142.4	673.1	597.4
Gross margin	38.1	36.8	166.5	155.8
Operating expenses	44.2	42.4	167.5	155.7
Gain on disposal of assets	(0.1)		(0.1)	—
Operating income (loss)	(6.0)	(5.6)	(0.9)	0.1
Interest expense, net	1.9	0.9	6.5	3.1
Loss from continuing operations before income taxes	(7.9)	(6.5)	(7.4)	(3.0)
Provision for (benefit from) income taxes	(1.0)	2.4	(1.4)	3.2
Net loss from continuing operations	(6.9)	(8.9)	(6.0)	(6.2)
Net loss from discontinued operations, net of taxes	(0.4)	(0.9)	(0.4)	(0.9)
Net loss	$(7.3)	$(9.8)	$(6.4)	$(7.1)

Net loss from continuing operations per share - basic and diluted	$(0.27)	$(0.36)	$(0.24)	$(0.25)
Net loss from discontinued operations per share - basic and diluted	$(0.02)	$(0.03)	$(0.02)	$(0.04)
Net loss per share - basic and diluted	$(0.29)	$(0.39)	$(0.26)	$(0.29)

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.1	24.9	25.1	24.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and equivalents	$0.8	$0.3
Trade accounts receivable, net	69.0	66.8
Inventories, net	134.0	111.9
Other current assets	14.7	11.4
Total current assets	218.5	190.4

Property, plant and equipment:
Land	5.0	5.0
Buildings and improvements	32.3	31.1
Machinery and equipment	56.0	49.8
Gross property, plant and equipment	93.3	85.9
Less accumulated depreciation	60.0	56.4
Property, plant and equipment, net	33.3	29.5

Other Assets:
Goodwill	9.5	9.5
Deferred income taxes	11.1	9.7
Other	5.6	6.8
Total other assets	26.2	26.0

Total Assets	$278.0	$245.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	December 31,	December 31,
	2018	2017
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$1.8	$1.2
Trade accounts payable	51.5	51.0
Accrued compensation	5.0	6.3
Other accrued liabilities	18.0	16.6
Total current liabilities	76.3	75.1

Non-Current Liabilities
Long-term debt, less current maturities	137.1	101.8
Other non-current liabilities	2.6	2.5
Total non-current liabilities	139.7	104.3

Shareholders' Equity:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—
Common shares; $.01 par (75,000,000 shares authorized: 25,993,441 shares issued and outstanding at December 31, 2018 and 25,843,166 at December 31, 2017)	0.3	0.3
Additional paid-in capital	46.0	44.1
Retained earnings	15.7	22.1
Total shareholders' equity	62.0	66.5

Total Liabilities and Shareholders' Equity	$278.0	$245.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net loss	$(7.3)	$(9.8)	$(6.4)	$(7.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations, net of taxes	0.4	0.9	0.4	0.9
Depreciation and amortization	1.4	1.3	5.4	4.9
Non-cash interest expense	-	0.1	0.2	0.3
Stock compensation expense	0.5	0.6	2.3	2.2
Deferred taxes	(0.9)	1.6	(1.3)	2.4
Gain on disposal of capital assets	(0.1)	—	(0.1)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	27.3	20.7	(2.2)	(7.5)
Inventories, net	19.7	(3.8)	(22.1)	(30.9)
Trade accounts payable	(13.2)	(15.7)	0.5	3.8
Other	2.2	5.1	(3.1)	(2.5)
Cash provided by (used in) continuing operating activities	30.0	1.0	(26.4)	(33.5)
Cash (used in) provided by discontinued operating activities	0.1	(0.7)	(0.6)	(4.6)
Total cash provided by (used in) operating activities	30.1	0.3	(27.0)	(38.1)
Cash Flows From Investing Activities:
Capital expenditures	(1.0)	(0.4)	(7.8)	(6.1)
Proceeds from disposition of capital assets	0.3	—	1.2	—
Cash used in investing activities	(0.7)	(0.4)	(6.6)	(6.1)
Cash Flows From Financing Activities:
Net borrowing (repayment) of debt	(30.1)	(0.8)	34.5	45.1
Payment for taxes related to share settlement of equity awards	—	—	(0.4)	(0.9)
Total cash (used in) provided by financing activities	(30.1)	(0.8)	34.1	44.2
Net increase (decrease) in cash and equivalents	(0.7)	(0.9)	0.5	—
Cash and equivalents, beginning of period	1.5	1.2	0.3	0.3
Cash and equivalents, end of period	$0.8	$0.3	$0.8	$0.3

For more information, contact:

investor@huttig.com